EXHIBIT 4.7
                                                                     -----------


                                  VASOGEN INC.

ITEM 18 RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES FOR THE YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000.

(Tabular amounts are in thousands of CDN dollars, except per share amounts)

Vasogen Inc. (the "Company") follows generally accepted accounting principles in Canada ("Canadian GAAP") which are different in some respects from those applicable in the United States and from practices prescribed by the United States Securities and Exchange Commission ("U.S. GAAP"). The Company has prepared a reconciliation of the significant measurement differences between Canadian GAAP and U.S. GAAP in accordance with Item 17 of Form 20-F, which is included in the Company's 2002 Annual Report on Form 40-F. For purposes of a registration statement on Form F-10, the Company is also required to reconcile additional significant disclosure differences in accordance with Item 18 of Form 20-F. The additional significant disclosure differences between Canadian GAAP and U.S. GAAP are as follows:

(a)  Accounts payable and accrued liabilities:

                               2002      2001
                               ----      ----
     Trade Payables           2,039     1,729
     Liabilities              1,291     1,666
                              ---------------
     Total                    3,330     3,395
                              ===============


(b)  Foreign exchange:

                                    2002      2001      2000
                                    ----      ----      ----
     Foreign exchange loss (gain)   228       (20)      (21)

(c)  Operating Leases

     Rental expenses under operating leases were $370,000 for 2002 and (2001 - $284,000)